Exhibit 99.1
January 16, 2009
The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh, Bank) will conduct an audio and Web conference with member financial institutions today at 9:30 a.m. eastern time, at which management will discuss issues related to why the Bank has suspended dividend payments and the repurchase of capital stock. The conference is open to the public through prior registration although only members will be permitted to ask questions of Bank management. A transcript of the conference will be available at www.fhlb-pgh.com.
The call includes three themes: core earnings, likelihood and amount of other-than-temporary impairment (OTTI) of private-label mortgage-backed securities, and member investment in FHLBank Pittsburgh. Core earnings, which are addressed in terms of net interest margin, fell sharply in the fourth quarter due to: lower short-term interest rates and an increased cost of funding. Preliminary projected net interest income for fourth quarter 2008 of $30.5 million, compared to $74.1 million in the third quarter, results in a net interest margin 18 basis points lower in the fourth quarter than in the third quarter.
The most significant driver of the decline in net interest income during the fourth quarter is higher funding costs associated with Federal Home Loan Bank System debt. In order to build liquidity to ensure the Bank is able to meet member demand for advances, the Bank has shifted its funding mix away from overnight discount notes to term notes, which are more expensive.
The discussion of OTTI focuses on private-label MBS. FHLBank Pittsburgh had purchased private-label MBS through 2007, and the portfolio has experienced significant fair-value deterioration in the past year, particularly in the fourth quarter. With the exception of two small securitizations backed by MPF® loans, all of the securities were AAA-rated at the time of purchase, and management believed the Bank was being compensated for the additional risk incurred. The dramatic decline in the fair value of non-agency MBS exceeds management’s current expectations of economic losses on these securities. FHLBank Pittsburgh has the intent and ability to hold the securities to maturity.
Management is currently engaged in an analysis of the Bank’s private-label MBS to determine the extent of OTTI recognition for fourth quarter. Because the analysis will not be completed until later in the first quarter, the magnitude of the charge cannot be determined at this time; however, it could be significant relative to, or exceed, FHLBank Pittsburgh’s retained earnings.

The discussion of member investment in FHLBank stock includes measures of regulatory capital. The level of required risk-based capital increases when market value of equity falls below a certain threshold. FHLBank Pittsburgh’s level of required risk-based capital has increased substantially since the September 30 reporting period, approaching the level of actual capital. The Bank is narrowly in compliance as of November 30, 2008, and has computed a preliminary estimate that projects that the Bank will remain narrowly in compliance as of December 31, 2008. But the Bank cautions that these are estimates and can change based on actual year end results. The possibility exists that capital stock requirements for members could increase.
Management has taken, and is taking, actions to protect stock value and improve earnings outlook. In addition to the two previously announced actions of suspending dividends and the repurchase of capital stock, the Bank increased retained earnings substantially through 2008. A fourth action involved changes to the Bank’s collateral practices. A fifth, ongoing, is to manage expense. A sixth action, taken in concert with the other FHLBanks, involves working to effect changes in accounting or regulation or public policy that could safeguard the value of member investment in FHLBank Pittsburgh.
Attached is the slide presentation that will be reviewed during the audio and Web conference. Following prepared presentations, management will respond to previously submitted questions before opening phone lines to members for additional questions. Conference information is available at http://www.fhlb-pgh.com/09_conference.html.
Data set forth in this document are preliminary and unaudited. This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, and shifts in demand for our products and consolidated obligations. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.